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                                                                      EXHIBIT 99
        CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS
             OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Duke Realty Investments, Inc. (the "Company") desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Form 8-K in order to do so. The Act became law in late December 1995 and, except for the Conference Report, no official interpretations of the Act's provisions have been published. Many of the important factors discussed below have been discussed in the Company's prior SEC filings.

     The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual consolidated results for the first quarter of 1996, and beyond, to differ materially from those expressed in any forward-looking statements made by or on behalf of, the Company:

*    TAX RISKS

     REIT CLASSIFICATION.   The Company intends to continue to operate so as to
     qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will be able to do so. Qualification as a REIT provides significant tax advantages for the Company and its shareholders. However, qualification as a REIT involves satisfaction of numerous requirements established under highly technical and complex Code provisions of which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to operate as a REIT.

     If the Company fails to qualify as a REIT in any taxable year, it will not be allowed a deduction for distributions to shareholders and will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to shareholders due to the additional tax liability of the Company for the year or years involved.

     OTHER TAX LIABILITIES. Even if the Company qualifies as a REIT it may be subject to certain Federal, state, and local taxes on its income and property.

*    GENERAL REAL ESTATE INVESTMENT RISKS

     GENERAL. Investments in the Company will generally be subject to the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in general national economic or regional or local market conditions, competition for tenants, changes in market rental rates, inability to collect rent from tenants due to

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     bankruptcy or insolvency of tenants or otherwise, and the need to periodically renovate, repair and relet spaces and to pay the cost thereof.

     TENANT DEFAULTS.   As substantially all of the Company's income is derived
     from rental income from real property, the Company's income and funds for distribution to shareholders would be adversely affected if a significant number of the tenants at its properties were unable to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant of the properties may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company.

     POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS.   Under various
     Federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, when released, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Neither the Company (since its organization in 1986) nor Duke Associates (since its organization in 1972) has received any notice of any noncompliance, liability or other claim by any governmental authority in connection with any of the Company's properties or the Company's land held for development; and the Company is not aware of any environmental conditions with respect to any of the properties or the land that could be material. Phase I environmental audits (which do not involve invasive procedures such as soil sampling or ground water analysis) have been performed for all of the properties and land by qualified independent environmental consultants. These Phase I environmental audits did not reveal any significant environmental liability that would have a material adverse effect on the Company's business. No assurance can be given that such a Phase I environmental audit reveals all potential environmental liabilities or that no prior owner created any material environmental condition not known to the Company or the independent consultants or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

     REAL ESTATE DEVELOPMENT BUSINESS.   The Company intends to continue to
     engage in the real estate development business which involves significant risks in addition to those involved in the ownership and operation of established commercial properties, including the risks that financing may not be available on favorable terms for development projects, that construction may not be completed on schedule, resulting in increased debt service expense and construction costs, and that properties may not be leased on profitable terms. If any of the above occurred, the Company's ability to make expected distributions to shareholders could be adversely affected.

     OTHER RELATED BUSINESSES.   The Company will be subject to the risks
     associated with the leasing, management, construction management and other tenant-related service provided by the Company. These risks include the risk that management and leasing contracts with third party owners or for the properties in which the Company has a non-controlling interest will be lost to competitors, that contracts will not be renewed upon expiration or will not be renewed on terms as favorable as the current terms, and that such activities generally may decline. The construction management operation is subject to the various risks incident to the construction

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     business. Adverse developments could impair the ability of the Company to make expected distributions to shareholders.

     LIMITED GEOGRAPHIC DIVERSIFICATION.   Substantially all of the Company's
     properties are located in the Midwest and most of the properties are located in three cities, Indianapolis, Cincinnati and Columbus. As of December 31, 1995, in excess of 80% of the Company's properties, in terms of both dollar value of net effective rent and square footage were located in those three cities. Although recently the Midwest has not suffered as severe an economic downturn in its real estate markets as other regions of the United States, there can be no assurance that economic conditions in the Midwest will not worsen at some time in the future. In that event, the Company might experience a greater decrease in its operating results and funds available for distributions than would be the case if the properties and the land were located over a wider geographic area.

     ILLIQUIDITY OF REAL ESTATE INVESTMENTS.   Equity real estate investments
     are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and cash available for distribution would be adversely affected.

*    DEBT AND EQUITY FINANCING

     The Company will be subject to the risks normally associated with debt or equity financing, including the risk that the Company's net income and cash flow will be insufficient to pay dividends at expected levels and meet required payments of principal and interest, the risk that existing indebtedness on the Company's properties (which in all cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. The total debt outstanding at December 31, 1995 consists of notes totaling $454.8 million, $49.5 million of which was floating rate debt. If principal payments due at maturity cannot be financed, extended or paid with proceeds of other capital transactions, such as new equity capital, the Company expects that net income and cash flow may not be sufficient in all years to pay dividends at expected levels and to repay all such maturing debt. If a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.